Exhibit 99.1
                        Earnings Release

L3Harris Technologies Reports Strong Second Quarter 2024 Results,
Increases 2024 Guidance

•Orders1 of $5.2 billion; book-to-bill of 1.0x
•Revenue of $5.3 billion, up 13%
•Operating margin of 9.0%; adjusted segment operating margin1 of 15.6%
•Diluted earnings per share (EPS) of $1.92; non-GAAP EPS1 of $3.24
•2024 revenue guidance range increases from $20.8B - $21.3B to $21.0B - $21.3B
•2024 adjusted segment operating margin1 guidance increases from >15% to 15.2% - 15.4%*
•2024 Non-GAAP EPS guidance range increases from $12.70 - $13.05 to $12.85 - $13.15*

MELBOURNE, Fla., July 25, 2024 — L3Harris Technologies (NYSE: LHX) reported second quarter 2024 diluted EPS of $1.92, on second quarter revenue of $5.3 billion. Second quarter 2024 non-GAAP diluted EPS1 was $3.24, as compared to non-GAAP diluted EPS1 of $2.97 for the second quarter of 2023, a 9% increase. A reconciliation of non-GAAP results are detailed in tables beginning on page 11.

"We delivered another strong quarter of financial results with improved margins, reflecting our commitment to operational excellence and a relentless focus on execution that delivers value to our customers and shareholders," said Christopher E. Kubasik, Chair and CEO.

Kubasik added, "As we celebrate the five year anniversary of the L3 and Harris merger, I'm proud of the progress we've made as the industry's Trusted Disruptor. Our first half results reflect progress toward achieving our 2026 financial framework. We are raising our revenue, margin and EPS guidance for the year, underscoring the tangible results of our LHX NeXt initiative, which is focused on streamlining our operations and enhancing our efficiency while transforming the company."

* A reconciliation is not available. See the note on page 2 and Non-GAAP Financial Measures on page 6 for more information.

1Key terms and Non-GAAP measures - see definitions at the end of this earnings release

SUMMARY FINANCIAL RESULTS AND 2024 GUIDANCE

	Second Quarter			Year to Date			2024 Guidance*
($ millions, except per share data)	2024	2023	Change	2024	2023	Change

Revenue
Space & Airborne Systems	$1,707	$1,715		$3,458	$3,370
Integrated Mission Systems	1,729	1,735		3,398	3,435
Communication Systems	1,346	1,289		2,640	2,452
Aerojet Rocketdyne	581	—		1,123	—
Corporate eliminations	(64)	(46)		(109)	(93)
Revenue	$5,299	$4,693	13%	$10,510	$9,164	15%	$21.0B - $21.3B (Prior: $20.8B - 21.3B)

Operating income
Space & Airborne Systems	$215	$168	28%	$431	$355	21%
Integrated Mission Systems	206	162	27%	396	347	14%
Communication Systems	329	325	1%	639	591	8%
Aerojet Rocketdyne	75	—	n/a	147	—	n/a
Unallocated items	(349)	(255)		(759)	(500)
Operating income	$476	$400	19%	$854	$793	8%
Operating margin	9.0%	8.5%	50 bps	8.1%	8.7%	(60) bps

Adjusted segment operating income[1]	$825	$694	19%	$1,613	$1,332	21%
Adjusted segment operating margin[1]	15.6%	14.8%	80 bps	15.3%	14.5%	80 bps	15.2% - 15.4% (Prior: > 15%)

Effective tax rate (GAAP)	5.9%	5.6%	30 bps	4.1%	7.4%	(330) bps
Effective tax rate (non-GAAP1)	12.9%	13.3%	(40) bps	13.0%	13.4%	(40) bps

EPS	$1.92	$1.83	5%	$3.40	$3.60	(6%)
Non-GAAP EPS[1]	$3.24	$2.97	9%	$6.30	$5.82	8%	$12.85 - $13.15 (Prior: $12.70 - $13.05)

Cash from operations	$754	$414	82%	$650	$764	(15%)
Adjusted free cash flow[1]	$714	$342	109%	$558	$657	(15%)	~2.2B

*When we provide our expectation for adjusted segment operating margin, effective tax rate on non-GAAP income, non-GAAP EPS and adjusted free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures is not available without unreasonable effort due to the unavailability of items for exclusion from the GAAP measure. We are unable to address the probable significance of this information, the variability of which may have a significant impact on future GAAP results. See Non-GAAP Financial Measures on page 6 for more information.

Revenue: Second quarter revenue increased 13%, primarily driven by the acquisition of Aerojet Rocketdyne (AR) and 1% total organic growth from increased demand for tactical and broadband communication products in our Communication Systems (CS) segment. Growth was also driven by continued demand in Space Systems and classified Intel & Cyber programs within the Space & Airborne Systems (SAS) Segment. This growth was offset by lower volumes in our Airborne Combat Systems business. In the Integrated Mission Systems (IMS) segment, growth in Maritime programs was offset by lower volumes associated with our Commercial Aviation business, the divestiture of which is pending closure.

* A reconciliation is not available. See the note on page 2 and Non-GAAP Financial Measures on page 6 for more information.

1Key terms and Non-GAAP measures - see definitions at the end of this earnings release

Operating Margin:
GAAP: Second quarter operating margin increased 50 bps to 9.0% driven by improved operational performance, partially offset by the impact of increased corporate unallocated items, including intangible amortization from mergers and acquisitions and LHX NeXt implementation costs.

Adjusted segment operating margin1: Expanded 80 bps to 15.6% due to improved operational and program performance across the SAS, IMS and CS segments, including LHX NeXt driven cost savings.

EPS:
GAAP: Second quarter EPS increased 5% to $1.92 due to an increase in operating income, partially offset by the impact of intangible amortization from mergers and acquisitions, LHX NeXt implementation costs and higher interest expense.

Non-GAAP1: Increased 9% to $3.24 driven by higher adjusted segment operating income1, partially offset by higher interest expense.

The largest differences between GAAP and Non-GAAP EPS are attributable to intangible amortization and LHX NeXt implementation costs.

Cash Flows:
Cash from Operations: Second quarter cash from operations was $754 million driven by net income growth and improved working capital performance.

Adjusted free cash flow1: Delivered $714 million in adjusted free cash flow1 driven by net income growth, improved working capital performance and adjustments for acquisitions and severance related costs.

SEGMENT RESULTS AND GUIDANCE:
SAS

	Second Quarter			Year to Date			2024 Guidance*
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,707	$1,715	—%	$3,458	$3,370	3%	~$7,000
Operating margin	12.6%	9.8%	280 bps	12.5%	10.5%	200 bps	low 12%* (Prior ~12%)

Revenue: Second quarter revenue was flat year-over-year, resulting from continued growth in Space Systems and classified program growth in Intel and Cyber, which was offset by lower volumes in our Airborne Combat Systems business and lower revenues from the divestiture of the antenna business. Excluding this divestiture, organic revenue increased 1%.

Operating Margin: Second quarter operating margin increased 280 bps largely due to the absence of a non-cash charge that impacted 2023, improved operational and program performance, including the impact of the LHX NeXt cost savings initiative.
* A reconciliation is not available. See the note on page 2 and Non-GAAP Financial Measures on page 6 for more information.

1Key terms and Non-GAAP measures - see definitions at the end of this earnings release

IMS

	Second Quarter			Year to Date			2024 Guidance*
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,729	$1,735	—%	$3,398	$3,435	(1)%	$6,500 - $6,700 (Prior $6,400 - $6,600)
Operating margin	11.9%	9.3%	260 bps	11.7%	10.1%	160 bps	mid 11%* (Prior low-mid 11%)

Revenue: Second quarter revenue was flat, as higher volumes on Maritime programs were offset by lower volume in our Commercial Aviation business.

Operating Margin: Second quarter operating margin increased 260 bps from improved program performance, including the impact of LHX NeXt cost savings.

CS

	Second Quarter			Year to Date			2024 Guidance*
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,346	$1,289	4%	$2,640	$2,452	8%	$5,300 - 5,400
Operating margin	24.4%	25.2%	(80) bps	24.2%	24.1%	10 bps	mid 24%* (Prior low-mid 24%)

Revenue: Second quarter revenue increased 4%, primarily from higher volumes in Broadband Communications and increased Department of Defense (DoD) sales in Tactical Communications.

Operating Margin: Second quarter operating margin decreased 80 bps primarily from higher domestic tactical radio mix and timing of software sales, partially offset by LHX NeXt cost savings and the favorable impact of legal settlements.

AR

	Second Quarter			Year to Date			2024 Guidance*
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$581	$—		$1,123	$—		$2,400 - $2,500
Operating margin	12.9%	—%		13.1%	—%		high 11%*

Revenue and Operating Margin: Second quarter results are attributed to program execution across Missile Solutions and Space Propulsion and Power Systems.

* A reconciliation is not available. See the note on page 2 and Non-GAAP Financial Measures on page 6 for more information.

1Key terms and Non-GAAP measures - see definitions at the end of this earnings release

SUPPLEMENTAL INFORMATION:

	2024*		2023
Other Information	Current	Prior	Actuals

FAS/CAS operating adjustment	~$30 million	~$30 million	$110 million
Non-service FAS pension income	~$310 million	~$310 million	$310 million

Net interest expense	~$660 million	~$650 million	$543 million

Effective tax rate on GAAP income			1.9%
Effective tax rate on non-GAAP income[1]	13.0% - 13.5%	13.0% - 13.5%	13.0%

Average diluted shares	Flat	Flat - up slightly	190.6

Capital expenditures	~2% sales	~2% sales	2% sales

Ad Hoc Business Review Committee: The company entered into a Cooperation Agreement in December 2023 requiring, among other items, the formation of an Ad Hoc Business Review Committee (BRC) to independently review the company’s execution toward shareholder value creation opportunities. Earlier this month, the BRC provided its recommendations and informed the full Board of Directors that it had completed its review. With the work now complete, the Ad Hoc BRC has been dissolved per its charter.

* A reconciliation is not available. See the note on page 2 and Non-GAAP Financial Measures on page 6 for more information.

1Key terms and Non-GAAP measures - see definitions at the end of this earnings release

Non-GAAP Financial Measures
This earnings release contains Non-GAAP Financial Measures ("NGFMs") (as listed on page 16) within the meaning of Regulation G promulgated by the Securities and Exchange Commission (SEC). Management believes excluding the adjustments listed on page 16 for the purposes of calculating certain NGFMs is useful to investors because these costs do not reflect our ongoing operating performance; however there is no guarantee that items excluded from NGFMs will not reoccur in future periods. These adjustments, when considered together with the unadjusted GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these adjustments to our NGFMs enhance the ability of investors to analyze L3Harris business trends, to understand L3Harris performance and to evaluate our initiatives to drive improved financial performance. We utilize NGFMs as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for compensation purposes. NGFMs should be considered in addition to, and not as a substitute for, financial measures presented in accordance with GAAP. See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11 for detail on the adjustments to our NGFMs. We also provide our expectation of forward-looking NGFMs. A reconciliation of forward-looking NGFMs to comparable GAAP measures is not available without unreasonable effort because of inherent difficulty in forecasting and quantifying the comparable GAAP measures and the applicable adjustments and other amounts that would be necessary for such a reconciliation, including due to potentially high variability, complexity and low visibility as to the applicable adjustments and other amounts which could have an unpredictable and potentially disproportionate impact on future GAAP results, such as the impact of Aerojet Rocketdyne, costs associated with LHX NeXt, potential divestitures and their timing, other unusual gains and losses and extent of tax deductibility.
Conference Call and Webcast
L3Harris Technologies will host a call tomorrow, July 26, 2024, at 8:30 a.m. Eastern Time (ET).
The dial-in numbers for the teleconference are (U.S.) 877-407-6184 and (International) 201-389-0877, and participants will be directed to an operator. Participants are encouraged to listen via webcast, which will be broadcast live at L3Harris.com/investors. A recording of the call will be available on the L3Harris website, beginning at approximately 12 p.m. ET on July 26, 2024.
About L3Harris Technologies
L3Harris Technologies is the Trusted Disruptor in the defense industry. With customers’ mission-critical needs always in mind, our employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security. Visit L3Harris.com for more information.

Investor Relations Contact:
Daniel Gittsovich, 321-724-3170
investorrelations@l3harris.com
Media Relations Contact:
Sara Banda, 321-306-8927
media@l3harris.com

Forward-Looking Statements
Statements in this earnings release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this earnings release include but are not limited to: potential divestitures and their timing; 2024 guidance; 2026 financial framework; anticipated LHX NeXt initiative costs and savings targets and their impacts; supplemental financial information for 2024; and other statements regarding the business outlook and financial performance guidance that are not historical facts. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements, including but not limited to: competitive markets and U.S. Government spending priorities; changes in the mix of fixed-price, cost-plus and time-and-material type contracts and the impact of a significant increase in or sustained period of increased inflation; the termination, impact of regulations, failure to fund, or negative audit findings for U.S. Government contracts; uncertain economic conditions; the consequences of future geo-political events; the impact of government investigations; the risks of doing business internationally; disruptions to our supply chain; the attraction and retention of key employees; the ability to develop new products and services and technologies that achieve market acceptance; natural disasters or other significant business disruptions; inability to achieve the expected results of LHX NeXt; indebtedness and ability to make payments on, repay or service indebtedness; unfunded defined benefit plans liability; the level of returns on defined benefit plan assets, changes in interest rates and other market factors; changes in effective tax rate or additional tax exposures; the ability to obtain export licenses or make sales to foreign governments; unforeseen environmental issues; the outcome of litigation or arbitration; potential claims related to infringement of intellectual property rights or environmental remediation or other contingencies; expanded operations, including related to handling of dangerous materials; risks related to other strategic transactions, including pending and contemplated divestitures. Further information relating to these and other factors that may impact the company's results, future trends and forward-looking statements are disclosed in the company's filings with the SEC. The forward-looking statements contained in this earnings release are made as of the date of this earnings release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this earnings release are cautioned not to place undue reliance on forward-looking statements.

Table 1 - Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended		Year to Date
(In millions, except per share amounts)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023

Revenue	$5,299	$4,693	$10,510	$9,164
Cost of revenue	(3,939)	(3,506)	(7,802)	(6,811)
General and administrative expenses	(884)	(787)	(1,854)	(1,560)
Operating income	476	400	854	793
Non-service FAS pension income and other, net	86	83	174	165
Interest expense, net	(172)	(111)	(348)	(213)
Income before income taxes	390	372	680	745
Income taxes	(23)	(21)	(28)	(55)
Net income	367	351	652	690
Noncontrolling interests, net of income taxes	(1)	(2)	(3)	(4)
Net income attributable to L3Harris Technologies, Inc.	$366	$349	$649	$686

Net income per common share attributable to L3Harris Technologies, Inc. common shareholders
Basic	$1.93	$1.84	$3.42	$3.61
Diluted	$1.92	$1.83	$3.40	$3.60

Basic weighted average common shares outstanding	189.7	189.2	189.8	189.7
Diluted weighted average common shares outstanding	190.6	190.1	190.8	190.7

Table 2 - Consolidated Statement of Cash Flow (Unaudited)

	Quarter Ended		Year to Date
(In millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023

Operating Activities
Net income	$367	$351	$652	$690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	319	256	639	506
Share-based compensation	27	22	53	45
Share-based matching contributions under defined contribution plans	72	64	142	121
Pension and other postretirement benefit plan income	(71)	(70)	(143)	(141)
Deferred income taxes	(136)	(128)	(247)	(243)
(Increase) decrease in:
Receivables, net	(32)	(153)	(25)	(105)
Contract assets	175	110	(165)	(159)
Inventories	27	(13)	6	(99)
Other current assets	(36)	(27)	(26)	(67)
Increase (decrease) in:
Accounts payable	(209)	(67)	(200)	23
Contract liabilities	14	123	(138)	220
Compensation and benefits	69	105	(101)	(10)
Other accrued items	103	(66)	85	(3)
Income taxes	108	(120)	211	10
Other operating activities	(43)	27	(93)	(24)
Net cash provided by operating activities	754	414	650	764
Investing Activities
Net cash paid for acquired businesses	—	—	—	(1,973)
Additions to property, plant and equipment	(97)	(93)	(212)	(164)
Proceeds from sales of asset groups and businesses, net	158	71	158	71
Other investing activities	(3)	(4)	(4)	(8)
Net cash provided by (used in) investing activities	58	(26)	(58)	(2,074)
Financing Activities
Proceeds from borrowings, net of issuance cost	4	1	2,241	2,249
Repayments of borrowings	(357)	(805)	(2,607)	(1,060)
Change in commercial paper, maturities under 90 days, net	171	524	497	524
Proceeds from commercial paper, maturities over 90 days	208	55	688	55
Repayments of commercial paper, maturities over 90 days	(480)	—	(685)	—
Repurchases of common stock	(89)	(122)	(322)	(518)
Dividends paid	(221)	(216)	(445)	(436)
Other financing activities	20	(4)	33	(20)
Net cash (used in) provided by financing activities	(744)	(567)	(600)	794
Effect of exchange rate changes on cash and cash equivalents	2	—	(5)	2
Net increase (decrease) in cash and cash equivalents	70	(179)	(13)	(514)
Cash and cash equivalents, beginning of period	477	545	560	880
Cash and cash equivalents, end of period	$547	$366	$547	$366

Table 3 - Condensed Consolidated Balance Sheet (Unaudited)

(In millions)	June 28, 2024	December 29, 2023

Assets
Current assets
Cash and cash equivalents	$547	$560
Receivables, net	1,230	1,230
Contract assets	3,209	3,196
Inventories	1,432	1,472
Other current assets	502	491
Assets of business held for sale	1,127	1,106
Total current assets	8,047	8,055
Non-current assets
Property, plant and equipment, net	2,800	2,862
Goodwill	20,367	19,979
Other intangible assets, net	8,080	8,540
Deferred income taxes	134	91
Other non-current assets	2,229	2,160
Total assets	$41,657	$41,687
Liabilities and equity
Current liabilities
Short-term debt	$2,102	$1,602
Current portion of long-term debt, net	617	363
Accounts payable	1,896	2,106
Contract liabilities	1,889	1,900
Compensation and benefits	445	544
Other accrued items	1,515	1,129
Income taxes payable	274	88
Liabilities of business held for sale	243	272
Total current liabilities	8,981	8,004
Non-current liabilities
Long-term debt, net	10,533	11,160
Deferred income taxes	443	815
Other long-term liabilities	2,796	2,879
Total liabilities	22,753	22,858
Total equity	18,904	18,829
Total liabilities and equity	$41,657	$41,687

Reconciliation of Non-GAAP Financial Measures
Table 4 - Organic Revenue (Unaudited)

	Quarter Ended
	June 28, 2024			June 30, 2023
(In millions)	GAAP	Adjustments[1]	Organic	GAAP	Adjustments[2]	Organic

SAS	$1,707	$—	$1,707	$1,715	$(19)	$1,696
IMS	1,729	—	1,729	1,735	—	1,735
CS	1,346	—	1,346	1,289	—	1,289
AR	581	(581)	—	—	—	—
Corporate eliminations	(64)	—	(64)	(46)	—	(46)
Revenue	$5,299	$(581)	$4,718	$4,693	$(19)	$4,674

	Year to Date
	June 28, 2024			June 30, 2023
(In millions)	GAAP	Adjustments[1]	Organic	GAAP	Adjustments[2]	Organic

SAS	$3,458	$—	$3,458	$3,370	$(28)	$3,342
IMS	3,398	—	3,398	3,435	—	3,435
CS	2,640	—	2,640	2,452	—	2,452
AR	1,123	(1,123)	—	—	—	—
Corporate eliminations	(109)	—	(109)	(93)	—	(93)
Revenue	$10,510	$(1,123)	$9,387	$9,164	$(28)	$9,136

[1]Adjustment to exclude amounts attributable to each acquired business.
[2]Adjustment to exclude amounts attributable to each divested business.

Table 5 - Operating Income and Margin and Adjusted Segment Operating Income and Margin (Unaudited)

	Quarter Ended		Year to Date
(In millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023

Revenue (A)	$5,299	$4,693	$10,510	$9,164

Operating income (B)	$476	$400	$854	$793
Corporate items add back[1]	27	12	53	(4)
Significant and/or non-recurring items:
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[2]	215	188	432	368
Merger, acquisition, and divestiture-related expenses[2]	21	38	61	88
Asset group and business divestiture-related losses, net and impairment of goodwill and other assets[2]	38	34	38	52
LHX NeXt implementation costs[2]	48	22	175	35
Total significant and/or non-recurring items	322	282	706	543
Adjusted segment operating income (C)	$825	$694	$1,613	$1,332
Margins
Operating margin (B)/(A)	9.0%	8.5%	8.1%	8.7%
Adjusted segment operating margin (C)/(A)	15.6%	14.8%	15.3%	14.5%

[1]Corporate items add back includes unallocated corporate department expense, net of $33M and $66M for the quarter and two quarters ended June 28, 2024, respectively, and $35M and $41M for the quarter and two quarters ended June 30, 2023, respectively, and the FAS/CAS operating adjustment of $6M and $13M for the quarter and two quarters ended June 28, 2024, respectively, and $23M and $45M for the quarter and two quarters ended June 30, 2023, respectively. The FAS/CAS operating adjustment represents the difference between the service cost component of Financial Accounting Standards (“FAS”) pension and Other Postretirement Benefits (“OPEB”) income or expense and total U.S. Government Cost Accounting Standards (“CAS”) pension and OPEB cost.

[2]Refer to Non-GAAP Financial Measures on page 16.

Table 6 - Effective Tax Rate on Non-GAAP Income

	Quarter Ended
	June 28, 2024			June 30, 2023
(In millions)	Earnings Before Tax	Tax Expense	Effective Tax Rate	Earnings Before Tax	Tax Expense	Effective Tax Rate

Income before income taxes	$390	$23	5.9%	$372	$21	5.6%
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold	215	51		188	42
Merger, acquisition, and divestiture-related expenses[1]	21	7		38	13
Asset group and business divestiture-related losses, net and impairment of goodwill and other assets[1]	38	1		34	6
LHX NeXt implementation costs[1]	48	10		22	5
Non-GAAP income before income taxes[1]	$712	$92	12.9%	$654	$87	13.3%

	Year to Date
	June 28, 2024			June 30, 2023
(In millions)	Earnings Before Tax	Tax Expense (Benefit)	Effective Tax Rate	Earnings Before Tax	Tax Expense	Effective Tax Rate

Income before income taxes	$680	$28	4.1%	$745	$55	7.4%
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold	432	116		368	84
Merger, acquisition, and divestiture-related expenses[1]	61	16		88	23
Asset group and business divestiture-related losses, net and impairment of goodwill and other assets[1]	38	(2)		52	1
LHX NeXt implementation costs[1]	175	22		35	9
Non-GAAP income before income taxes[1]	$1,386	$180	13.0%	$1,288	$172	13.4%

[1]Refer to Non-GAAP Financial Measures on page 16.

Table 7 - Non-GAAP EPS (unaudited)

	Quarter Ended		Year to Date
(In millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023

Diluted weighted average common shares outstanding	190.6	190.1	190.8	190.7

EPS	$1.92	$1.83	$3.40	$3.60
Significant and/or non-recurring items included in EPS above[1]:
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold	1.13	0.99	2.26	1.93
Merger, acquisition, and divestiture-related expenses	0.11	0.20	0.32	0.46
Asset group and business divestiture-related losses, net and impairment of goodwill and other assets	0.20	0.18	0.20	0.27
LHX NeXt implementation costs	0.25	0.12	0.92	0.18
Income taxes on above adjustments	(0.37)	(0.35)	(0.80)	(0.62)
Non-GAAP EPS[1]	$3.24	$2.97	$6.30	$5.82

[1]Refer to Non-GAAP Financial Measures on page 16.

Table 8 - Adjusted Free Cash Flow

	Quarter Ended		Year to Date
(In millions)	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023

Net cash provided by operating activities	$754	$414	$650	$764
Additions to property, plant and equipment	(97)	(93)	(212)	(164)
Free cash flow	657	321	438	600
Cash used for merger, acquisition and severance[1,2]	57	20	120	56
Adjusted free cash flow[1]	$714	$341	$558	$656

[1]Refer to Non-GAAP Financial Measures on page 16. [2]The quarter and two quarters ended June 28, 2024 amounts are reclassified to include cash paid for severance.

Key Terms and Non-GAAP Definitions

Description	Definition
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold	Consists of amortization of identifiable intangible assets acquired in connection with business combinations. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.
Additional cost of revenue related to the fair value step-up in inventory is the difference between the balance sheet value of inventory from the acquiree and the acquisition date fair value.
Merger, acquisition, and divestiture-related expenses	Transaction and integration expenses associated with TDL and AR acquisitions. Also, includes external costs related to pursuing acquisition and divestiture portfolio optimization, non-transaction costs related to divestitures and salaries of employees in roles established for and dedicated to planned divestiture and acquisition activity.
Asset group and business divestiture-related losses, net and impairment of goodwill and other assets
In 2023, includes a gain on sale of our Visual Information Solutions business, impairment of contract assets and other assets related to the restructuring of a customer contract and impairment of in-process research and development associated with a facility closure. In 2024, includes loss on sale and impairment of goodwill recognized in connection with the sale of our antenna and related businesses and a loss associated with the pending divestiture of our Commercial Aviation Solutions business.

LHX NeXt implementation costs
Costs associated with reducing costs and transforming the Company and its systems and processes to increase agility and competitiveness. Costs related to the LHX NeXt initiative are expected to continue through 2025, and are expected to include workforce optimization costs ($1M in 2Q24 and $65M in 2Q24 YTD) and incremental IT expenses for implementation of new systems, third-party consulting expenses and other related costs, including costs related to personnel dedicated to this project ($47M in 2Q24 and $110M in 2Q24 YTD), totaling $400M. We expect gross run-rate savings of $1B exiting year 3.

Orders	Represents the total value of funded and unfunded contract awards received from the U.S. Government, plus the total value of funded and unfunded contract awards received from customers other than the U.S. Government. This includes incremental funding and adjustments to previous awards, and excludes unexercised contract options and potential orders under ordering-type contracts, such as indefinite delivery, indefinite quantity (IDIQ) contracts.
Organic revenue
Organic revenue excludes the impact of completed divestitures and first year revenue associated with acquisitions; refer to non-GAAP financial measure (NGFM) reconciliations in the tables accompanying this earnings release and to the disclosures in the non-GAAP section of this earnings release for more information. Organic revenue is reconciled in table 4.

Adjusted segment operating income and margin
Adjusted segment operating income and margin on a consolidated basis represents operating income and margin (GAAP measures) excluding the FAS/CAS operating adjustment; corporate unallocated items; amortization of acquisition-related intangibles; additional cost of revenue related to the fair value step-up in inventory sold; merger, acquisition, and divestiture-related expenses; asset group and business divestiture-related losses (gains), net, impairment of goodwill and other assets; and LHX NeXt implementation costs. Refer to the disclosures in the non-GAAP financial measures section of this earnings release for more information. Adjusted segment operating income and margin is reconciled in table 5.

Non-GAAP EPS
Non-GAAP EPS represents EPS (net income per diluted common share attributable to L3Harris Technologies, Inc. common shareholders, a GAAP measure) adjusted for amortization of acquisition-related intangibles; additional cost of revenue related to the fair value step-up in inventory sold; merger, acquisition, and divestiture-related expenses; asset group and business divestiture-related losses (gains), net, impairment of goodwill and other assets; and LHX NeXt implementation costs. Refer to the disclosures in the non-GAAP financial measures section of this earnings release for more information. Non-GAAP EPS is reconciled in table 7.

Adjusted Free Cash Flow (FCF)
Adjusted FCF represents net cash provided by operating activities (a GAAP measure) less capital expenditures (additions to property, plant and equipment less proceeds from sale of property, plant and equipment, net), cash used for merger, acquisition, and severance. Adjusted FCF is reconciled in table 8.

Cash used for merger, acquisition, and severance	Cash related to merger and acquisition expenses as discussed in the "merger, acquisition, and divestiture-related expenses" heading above and cash related to severance costs included in our LHX NeXt implementation costs.
Non-GAAP income before income taxes	Non-GAAP income before income taxes represents income before income taxes, a GAAP measure, adjusted for amortization of acquisition-related intangibles; additional cost of revenue related to the fair value step-up in inventory sold; merger, acquisition, and divestiture-related expenses; asset group and business divestiture-related losses (gains), net, impairment of goodwill and other assets; and LHX NeXt implementation costs. Refer to the disclosures in the non-GAAP financial measures section of this earnings release for more information.
Effective tax rate on non-GAAP income
Effective tax rate on non-GAAP income represents the effective tax rate (tax expense as a percentage of income before income taxes, a GAAP measure) adjusted for the tax effect associated with amortization of acquisition-related intangibles; additional cost of revenue related to the fair value step-up in inventory sold; merger, acquisition, and divestiture-related expenses; asset group and business divestiture-related losses (gains), net, impairment of goodwill and other assets; and LHX NeXt implementation costs. Refer to the disclosures in the non-GAAP financial measures section of this earnings release for more information. Non-GAAP effective tax rate is reconciled in table 6.